                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION STATEMENT PURSUANT TO RULES 13-d AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                                 NCO Group, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   628858102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No. 628858102                                         Page 1 of 6 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                   628,225
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                       0


                                 7) Sole Dispositive Power              852,637


                                 8) Shared Dispositive Power            435,064


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,288,451



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   7.2


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION STATEMENT PURSUANT TO RULES 13-d AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                                 NCO Group, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   628858102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No. 628858102                                         Page 2 of 6 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                        628,225
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                   852,637


                            8) Shared Dispositive Power                 435,064


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,288,451



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                         [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   7.2

   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION STATEMENT PURSUANT TO RULES 13-d AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                                 NCO Group, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   628858102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No. 628858102                                         Page 3 of 6 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
                   PNC Bank, National Association  22-1146300


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization


  Number of Shares             5) Sole Voting Power                     628,225
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                852,637


                               8) Shared Dispositive Power              435,064


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,288,451



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   7.2


   12) Type of Reporting Person (See Instructions)                           BK


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ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1998:

(a) Amount Beneficially Owned:                                  1,288,451 shares

(b) Percent of Class:                                                        7.2

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                      628,225
      (ii) shared power to vote or to direct the vote                          0
     (iii) sole power to dispose or to direct the disposition of         852,637
      (iv) shared power to dispose or to direct the disposition of       435,064



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ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp
Inc.)

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1999
         ---------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         ---------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         ---------------------------------------------
         Name/Title


         February 12, 1999
         ---------------------------------------------
         Date


         /s/ JAMES B. YAHNER
         ---------------------------------------------
         Signature - PNC Bancorp, Inc.


         James B. Yahner, Vice President
         ---------------------------------------------
         Name/Title


         February 12, 1999
         ---------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         ---------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Secretary
         ---------------------------------------------
         Name/Title




                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO THE SCHEDULE 13G
                     FILED ON FEBRUARY 13, 1998.